Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS PRELIMINARY THIRD QUARTER 2005 RESULTS

• Net Sales Increase 31% to $39.4M

• EPS Loss of $0.03 Due to Continued Margin Pressure

• Management Revises Outlook for 2005 and Provides Guidance for 2006

SAN FRANCISCO, CA (November 10, 2005) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced preliminary financial results for the third quarter ended October 1, 2005 and revised guidance for full year 2005. The results are preliminary due to continued delays in completing quarter-end procedures as a result of the Company’s May 2005 systems conversion and because the Company’s independent public accounting firm has not yet completed its third quarter review.

Net sales for the third quarter of 2005 were $39.4 million, an increase of 31% over the $30.1 million recorded in the same period last year. Net loss for the third quarter of 2005 was $441,000, or $0.03 per diluted share, compared to net earnings of $907,000, or $0.06 per diluted share in the third quarter of 2004. Included in the third quarter 2005 results is $670,000 of one-time items primarily related to the Company’s May 2005 systems conversion. The shortfall in earnings is primarily due to the impact of promotional activity and continued weakness of the U.S. Dollar relative to the Euro, which adversely affected the Company’s gross profit, and further investment in corporate infrastructure to support growth.

For the nine months ended October 1, 2005, net sales increased 44% to $116.8 million from $80.9 million for the same period in 2004. Net earnings for the first nine months of 2005 were $1.8 million, or $0.12 per diluted share, compared to $2.2 million, or $0.18 per diluted share, during the same period in 2004. Included in the nine-month 2005 results is $1.1 million of one-time items primarily related to the aforementioned systems conversion.

“Given our third quarter results and outlook for the remainder of 2005, we are disappointed in our current performance,” said Tara Poseley, CEO and President, Design Within Reach. “We are committed to revitalizing our operating model, and returning to more profitable revenue growth. Our long-term outlook remains positive. We have innovative new products, including our exclusive bedding assortment and the DWRjax collection, and are encouraged by the progress we are making on our margin initiatives. By strengthening our infrastructure and building a strong foundation for the business, we are determined to resolve our challenges so DWR can continue its growth and return the Company to high levels of performance.”

Net sales by distribution channel were as follows:

•

In-person sales (including Studio sales, sales through the Company’s direct sales force and sales from the Design Within Reach warehouse) were $23.1 million in the third quarter of 2005, a 55% increase from the same period last year due to the addition of 23 net new Studios since the end of the same period last year.

Design Within Reach opened one Studio in Tigard, Oregon, during the third quarter and two Studios, in the Potrero Hill area of San Francisco and in Manhattan Beach, California, following the close of the quarter. The Company currently operates 54 Studios.

•	Direct sales (including phone sales and sales through the Design Within Reach website) were $12.1 million in the third quarter of 2005, flat from the same period last year. The Company uses its direct channels to augment Studio sales through customer prospecting, exposing the customer to Design Within Reach’s full product assortment, and as an effective selling and marketing tool in the Studios.

Gross profit margin was 43.8% in the third quarter of 2005, compared to 46.5% in the same period last year. The decrease is primarily a result of promotional activities, the strength of the Euro versus the U.S. Dollar, and higher shipping and handling expenses, due to higher fuel costs.

For the third quarter of 2005, selling, general and administrative expenses increased to $16.8 million, from $11.7 million in the same period last year, primarily due to costs associated with opening and operating new Studios, Sarbanes-Oxley compliance and unanticipated expenses associated with the Company’s system conversion.

Guidance

Design Within Reach is revising its guidance for the remainder of the current year based on the Company’s third quarter results and the impact of previous promotional activity on current business trends. Net sales for 2005 are now expected to be approximately $157 million, about four percent lower than previous expectations. Diluted earnings per share for 2005 are now expected to be in the range of $0.04 to $0.07. Included in the 2005 guidance is approximately $1.3 million of one-time items, including the systems conversion. The Company is also introducing 2006 sales guidance of $175 to $185 million and diluted earnings per share guidance of $0.11-$0.21.

In addition, Design Within Reach’s board of directors has re-appointed John Hansen, President of JH Partners, LLC, as chairman of the board, after accepting the resignation from the Design Within Reach board of former chairman, Wayne Badovinus. Mr. Hansen has served as a member of the board since the Company’s founding in 1998 and was chairman of the board from November 2003 to September 2005. President and Chief Executive Officer Tara Poseley has also been appointed to the board.

Conference Call

Design Within Reach, Inc. will host a conference call today, November 10, 2005 at 2:00 p.m. Pacific (5:00 p.m. Eastern). The call, which will be hosted by Tara Poseley, President and Chief Executive Officer, and Ken La Honta, Chief Operating Officer and Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest 10-K filing, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	Ken La Honta
Design Within Reach, Inc.
klahonta@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

— Financial Tables Follow —

Design Within Reach, Inc.

Condensed Statements of Earnings

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 1, 2005	September 25, 2004	October 1, 2005	September 25, 2004
Net sales	$39,442	$30,146	$116,833	$80,882
Cost of sales	22,150	16,096	65,315	43,294

Gross margin	17,293	14,050	51,518	37,588
Selling, general and administrative expenses	16,826	11,703	45,002	31,320
Stock based compensation	142	149	445	374
Depreciation and amortization	1,820	775	4,156	2,060
Facility relocation costs	—	—	—	198

Earnings (loss) from operations	(1,494)	1,423	1,915	3,636
Other income (expense)
Other income	284	—	284	—
Interest income	80	58	289	58
Interest expense	(13)	(9)	(51)	(92)

Earnings (loss) before income taxes	(1,143)	1,472	2,437	3,602
Income tax expense (benefit)	(703)	566	642	1,387

Net earnings (loss) available to common stockholders	$(441)	$906	$1,795	$2,215

Net earnings (loss) per share:
Basic	$(0.03)	$0.07	$0.13	$0.34
Diluted	$(0.03)	$0.06	$0.12	$0.18
Weighted average shares used in calculation of net earnings per share:
Basic	13,931	12,643	13,630	6,493
Diluted	14,763	14,636	14,755	12,556

Design Within Reach, Inc.

Condensed Balance Sheets

(amounts in thousands, except per share info)

	October 1, 2005 (unaudited)	January 1, 2005	September 25, 2004 (unaudited)
		(restated)
ASSETS
Current assets
Cash and cash equivalents	$6,317	$1,075	$20,884
Investments	7,750	23,610	1,502
Accounts receivable (less allowance for doubtful accounts of $15, $36 and $76)	2,356	1,344	1,487
Inventory on hand	24,876	13,815	13,276
Inventory in transit	2,571	7,049	2,726
Prepaid catalog costs	1,550	1,862	1,732
Deferred income taxes, net of valuation allowance	5,771	1,512	970
Other current assets	6,017	2,352	1,061

Total current assets	57,209	52,619	43,638

Property and equipment, net	25,427	18,572	16,484
Non-current investments	—	2,016	2,009
Deferred income taxes, net of valuation allowance	1,201	887	811
Other non-current assets	552	526	553

Total assets	$84,388	$74,620	$63,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,232	$14,317	$8,604
Accrued expenses	3,797	4,668	3,294
Deferred revenue	2,129	2,014	2,162
Customer deposits and other liabilities	2,975	1,573	1,387
Bank credit facility	1,974	1,053	—
Capital lease obligation, current portion	112	112	112

Total current liabilities	24,218	23,737	15,559

Deferred rent and lease incentives	3,180	1,874	1,559
Capital lease obligation	54	140	168
Deferred income tax liabilities	1,249	867	438

Total liabilities	28,701	26,618	17,724

Stockholders’ equity
Common stock – $0.001 par value; authorized 30,000 shares; issued and outstanding, 13,856, 12,869 and 3,428	17	13	13
Additional paid-in capital	54,616	47,823	47,825
Deferred compensation	(905)	(1,574)	(1,751)
Accumulated other comprehensive income	(1,091)	482	(47)
Accumulated earnings (deficit)	3,052	1,258	(271)

Total stockholders’ equity	55,688	48,002	45,769

Total liabilities and stockholders’ equity	$84,388	$74,620	$63,495

Note: The restatement refers to a reclassification of the Company’s auction rate securities as marketable securities. Previously, such investments had primarily been classified as cash and cash equivalents.

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